EXHIBIT 10.93

SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of May 18 , 2017 (the “Effective Date”), by and between HPBB1, LLC, a Georgia limited liability company (“Landlord”), and BLACKBAUD, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated May 16, 2016, as amended by that certain First Amendment to Lease Agreement dated August 22, 2016, and as supplemented by that certain Letter Agreement dated September 6, 2016 (collectively, the “Lease”), pursuant to which Landlord leased to Tenant approximately 12.98 acres of real property located in Berkeley County, South Carolina, and more particularly described in the Lease.
B.    Landlord and Tenant desire to amend and modify the Lease as set forth in this Amendment.
AGREEMENT:
For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Recitals; Capitalized Terms. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease.
2.    Adjustment of Construction Timeline. Landlord and Tenant acknowledge and agree that the adjustment of the Delivery Deadline and other obligations of Landlord provided for in this Amendment reflect and incorporate any events and circumstances constituting Force Majeure or Tenant Delay prior to the Effective Date and Landlord waives any right to further adjustments based on any such prior events and circumstances.
3.    Delivery Date and Milestones. Section 1.2(a) of the Lease is hereby amended and restated in its entirety as follows:
(a)    Initial Term; Milestone Events; Liquidated Damages.
(i)    Initial Term. Subject to and upon the conditions set forth herein, the term of this Lease shall commence on the date (the “Commencement Date”) which is the earlier of (a) the day of Substantial Completion of the Premises as provided in Exhibit B attached hereto (provided that Substantial Completion shall not be deemed to occur prior to March 1, 2018 for purposes of establishing the Commencement Date), or (b) the day Tenant first occupies any portion of the Building (but not including any occupancy for the purpose of performing Tenant’s Extra Work in accordance with Exhibit B attached hereto), and shall terminate at 11:59 p.m.

(Charleston, SC time) on the last day (the “Expiration Date”) of the later to occur of (i) the twentieth (20th) Lease Year, or (ii) if the Phase 2 Lease is in effect, the expiration date of the initial term of the Phase 2 Lease, unless sooner terminated or renewed or extended as may be hereinafter provided (such term, taking into account any such sooner termination or renewal or extension, is hereinafter referred to as the “Term”). Contemporaneously with the execution of the Phase 2 Lease, if applicable, Tenant shall deliver an amendment to this Lease, in form reasonably satisfactory to Landlord, which memorializes the extension of the initial Term of this Lease in accordance with the immediately preceding sentence. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C confirming the Commencement Date and the Expiration Date and acknowledging Tenant’s acceptance of delivery of the Premises; however the failure to do so will not affect the occurrence of the Commencement Date or Expiration Date.
(ii)     Milestone Events. Landlord will use reasonable efforts to complete certain portions of the Phase I Improvements by the respective date for such portion of the Phase I Improvements set forth on Exhibit G attached to this Lease (the “Milestone Schedule”). The portion of the Phase I Improvements identified in each row of the first column of the Milestone Schedule is referred to as a respective “Milestone Event,” and the dates by which Landlord will use commercially reasonable efforts to complete each such Milestone Event in the second column of such row of the Milestone Schedule is referred to as a respective “Milestone Deadline.” Each Milestone Deadline for a Milestone Event will be extended one day for each day that a Milestone Event is delayed due to Force Majeure and/or Tenant Delay (as defined in Section 3.03 of Exhibit B), subject to Section 3.05 of Exhibit B and provided that Landlord shall provide written notice to Tenant of any event or circumstances which Landlord considers Force Majeure and/or a Tenant Delay within fifteen (15) days after such event or circumstance. Landlord and Tenant shall thereafter negotiate in good faith a reasonable adjustment of the applicable Milestone Deadline in writing, which agreement Landlord and Tenant shall not unreasonably withhold, condition or delay. Landlord may not revise the Milestone Schedule, the description of any Milestone event, or any Milestone Deadline without Tenant’s approval.
(iii)    Liquidated Damages. If Landlord fails to achieve the Milestone Events listed as #s 4 and 5 on the Milestone Schedule by the applicable Milestone Deadline (as the same may be extended for Force Majeure and or Tenant Delay as provided above), Tenant will receive an abatement equal to one (1) day of Base Rent for each day Landlord is actually delayed beyond such Milestone Deadline in achieving such Milestone Event, for the first thirty (30) days following the applicable Milestone Deadline (as so extended). Such abatement shall increase to one and a half days of Base Rent abatement for each day of such delay that exceeds thirty (30) days after such Milestone Deadline, and such abatement shall increase to two days of Base Rent abatement for each day of such delay that exceeds sixty (60) days after such Milestone Deadline. The “Delivery Deadline” is the Milestone Deadline (as the same may be extended for Force Majeure and or Tenant Delay as provided above) for Substantial Completion. Notwithstanding the foregoing, if Landlord fails to or is unable to achieve Substantial Completion within ninety (90) days after the Delivery Deadline, Tenant may elect, as its sole and exclusive remedy, Tenant hereby waiving any other rights and remedies for such delay, either (i) to continue to receive an abatement equal to two days of Base Rent for each day of such delay that exceeds ninety (90) days after the Delivery Deadline, (ii) to terminate this Lease by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days, or (iii) to exercise its self-help rights under Section 10.4 by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days and to receive an abatement of Base Rent from the first day of delay in achieving Substantial Completion after the Delivery Deadline until the date Tenant delivers such written notice to Landlord in accordance with the above. Upon exercise of Tenant’s rights under (ii) or (iii) of the prior sentence, Landlord shall deliver the Approved Plans and any construction documents relating thereto, any surveys, any third (3rd) party engineering reports, and any other site due diligence materials relating to this Lease or the Property in Landlord’s possession or control to Tenant within three (3) business days. The abated Base Rent provided for under this Section 1.2 shall constitute liquidated damages and the sole and exclusive remedy for any such delay. The parties acknowledge and agree that Tenant’s harm caused by Landlord’s failure to achieve the Milestone Events listed as #s 4 and 5 on the Milestone Schedule by the applicable Milestone Deadline (as same may be extended) would be impossible or very difficult to accurately estimate as of the Effective Date, and that the liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise.
4.    Substantial Completion. Section 3.04 of Exhibit B to the Lease is hereby deleted and the following is substituted in lieu thereof:
“The Premises shall be substantially completed, and Substantial Completion shall have occurred when the Phase 1 Improvements are substantially complete in accordance with the Approved Plans, other than Punchlist Items; provided, however, if and to the extent compliance with the conditions set forth above would have occurred earlier but for Force Majeure or Tenant Delay, then compliance with such condition shall be deemed to have occurred on the date it would have occurred but for Tenant Delay (i.e., Substantial Completion will be accelerated on a day-for-day basis for each day of Force Majeure or Tenant Delay).”
5.    Approved Budget. The Final Budget, as amended to reflect certain changes agreed to by the parties, is attached to this Amendment as Exhibit A.
6.    Approved Plans. The Approved Plans for the Work other than the Tenant Improvements, as amended to reflect certain changes agreed to by the parties, are attached to this

Amendment as Exhibit B-1. The Approved Plans for the Tenant Improvements to be completed by Landlord as part of the Phase I Improvements are attached to this Amendment as Exhibit B-2.
7.    Milestone Schedule. Exhibit C attached to this Amendment is hereby incorporated into the Lease as Exhibit G.
8.    TI Allowance. The definition of “TI Allowance” in Exhibit B of the Lease is hereby deleted and the following is substituted in lieu thereof:
“TI Allowance shall mean a tenant improvement allowance in the amount shown in the Final Budget to be provided by Landlord and to be used exclusively for payment of Tenant Improvement Costs, the cost of Tenant’s Extra Work or as provided in Section 4.01.”
9.    Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. The Lease, as modified by this Amendment contains the parties’ entire agreement regarding the subject matter covered by the Lease and this Amendment and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
10.    Counterparts; PDF Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. Signatures given by portable document format shall be binding and effective to the same extent as original signatures.

[Rest of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the Effective Date.

LANDLORD:

HPBB1, LLC,
a Georgia limited liability company

By:	/s/ John R. Holder
John R. Holder
President
[Seal]

TENANT:

BLACKBAUD, INC.,
a Delaware corporation

By:	/s/ Jon W. Olson
Name:	Jon W. Olson
Title:	Sr. Vice President, General Counsel

[Seal]

[Signature Page to Second Amendment to Lease Agreement]

EXHIBIT A

Final Budget

Project Green - Blackbaud Headquarters
Development Closing Budget

Land Cost	$8,981,250
Government Incentive	(500,000)
Additional Due Diligence Cost	297,000
Design	1,265,799
Leasing Commission	4,249,635
Impact Fee / Testing	350,000
Intangibles / Property Tax	183,585
Project Overhead / Accounting / Legal	434,581
Financing Fees / Loan Interest	2,413,133
Development Fee	1,681,014
Project Contingency	560,334
Hard Cost (Core & Shell Only)	23,341,820
TI Allowance	13,900,000

Total Budget	$57,158,151

[Exhibit A to Second Amendment to Lease Agreement]

EXHIBIT B-1

Approved Plans (excluding Tenant Improvements)

The construction document drawings by ASD Architects dated March 17, 2017 incorporated herein by reference.

[Exhibit B to Second Amendment to Lease Agreement]

EXHIBIT B-2

Approved Plans (Tenant Improvements)

The Permit Set drawings by ASD Architects dated March 29th, 2017 incorporated herein by reference.

[Exhibit B to Second Amendment to Lease Agreement]

EXHIBIT C

Milestone Schedule (to be Exhibit G of Lease)

	Milestone Event	Milestone Deadline
1.	4th floor elevated slab poured; wall and raised access floor layout so Tenant upfit can start.	8/1/17
2.

2nd floor IDF/MDF rooms ready for Tenant vendor(s). Landlord to have raised access floor installed in IDF rooms, walls primed, plywood backerboard installed, room cleaned, lock on door and power turned on.

12/1/17
3.	Kitchen equipment provided by TI General Contractor installed.	1/23/18
4.

Substantially complete the Premises so as to enable Tenant to install fixtures, furniture and equipment including modular furniture and obtain temporary certificate of occupancy that gives Tenant the right to do same (but, for avoidance of doubt, such certificate of occupancy may not permit Tenant’s use of the Premises for the purposes set forth in this Lease).

2/1/18
5.	Substantial Completion	3/1/18
6.	Commencement Date	3/1/18

[Exhibit C to Second Amendment to Lease Agreement]